Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores Reports Second Quarter Fiscal 2011 Results

2Q’11 Highlights:

•	Identical stores sales trend improved by 250 basis points compared to the first quarter of fiscal 2011

•	Adjusted EBITDA of $27.4 million, in line with expectations

•	Sales per square foot at transformational stores continue to exceed Company expectations

JACKSONVILLE, Fla. (February 14, 2011) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the second quarter of fiscal 2011, a 16-week period that ended on January 12, 2011.

Net sales in the second quarter were $2.1 billion, which were essentially flat compared to the same period in the prior fiscal year. Identical store sales, which exclude stores that opened or closed during the quarter, decreased 0.3% for the second quarter compared to the same period in the prior fiscal year. Identical store sales were negatively impacted this quarter by competitive activity and the continued mix shift from branded pharmaceutical to generic products, which were partially offset by inflationary price increases that were passed through in selected categories and an increase in sales in remodeled stores.

The Company’s identical store sales trend improved by 250 basis points compared to the first quarter of fiscal 2011, and 470 basis points compared to the fourth quarter of fiscal 2010. The Company continued to deliver sequential improvement in both transaction count and basket size as a result of the strategic adjustments to promotional activity in selected categories, as well as new merchandising and marketing initiatives.

Adjusted EBITDA was $27.4 million in the second quarter of fiscal 2011, a decrease of $5.1 million compared to the same period last year, but an increase of $34.3 million compared to the first quarter of fiscal 2011.

Peter Lynch, Chairman, CEO, and President, said, “We delivered significant improvements in both identical store sales and Adjusted EBITDA compared to last quarter, due largely to the strategic adjustments we made to our promotional activity and the implementation of sustainable merchandising and marketing initiatives tailored to meet the shopping needs of our guests.”

Mr. Lynch added, “As we move through the year, we will continue to manage inflation in key categories as efficiently as possible, while being mindful of consumers who are particularly cost conscious in this environment. While the economic environment in our key markets remains challenging, we are confident that we can continue to offer our guests better quality, service and value for their shopping dollars.”

Details of the Second Quarter Results

The Company reported a net loss of $24.0 million, or $0.43 per diluted share, compared to net income of $2.1 million or $0.04 per diluted share for the same period last year. This includes a net loss of $1.7 million, or $0.03 per diluted share for discontinued operations, as compared to a net loss from discontinued operations of $2.2 million or $0.04 per diluted share, in the second quarter of fiscal 2010.

For continuing operations, the Company reported a net loss of $22.3 million or $0.40 per diluted share, which includes a deferred tax expense of $7.9 million or $0.14 per diluted share, to reflect an increase in the Company’s valuation allowance on its deferred tax assets. Excluding this deferred tax expense, the Company’s net loss from continuing operations would have been $14.4 million or $0.26 per diluted share.

Gross profit on sales in the second quarter was $581.0 million, a decrease of $9.9 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 27.7% in the second quarter, compared to 28.2% in the second quarter of fiscal 2010, a decrease of 50 basis points. The decline in gross margin was attributable to a higher LIFO charge and an increase in other costs, which include inventory shrink and warehouse and transportation costs when compared to the same period in the prior fiscal year.

Operating and administrative expenses for the second quarter were $597.6 million, an increase of $11.6 million compared to the same period in the prior fiscal year. The increase in operating and administrative expense was due to increases in prior-years’ self-insurance reserve adjustment, depreciation, and payroll and payroll-related costs, partially offset by a decrease in share-based compensation and other costs.

28-Week Results Ended January 12, 2011

Net sales for the 28 weeks were $3.6 billion, a decrease of $33.0 million, compared to the same period in the prior fiscal year. Identical store sales for the 28 weeks, which exclude stores that opened or closed during the 28 weeks, decreased 1.4% compared to the same period in the prior fiscal year. The decline in identical store sales for the 28 weeks was attributable to a decrease in transaction count of 1.7%, partially offset by an increase in basket size of 0.3%.

Gross profit on sales was $1.0 billion, a decrease of $34.4 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin for the 28 weeks was 27.6%, compared to 28.3% in the same period in the prior fiscal year, a decrease of

70 basis points. The decline in gross margin as a percentage of net sales was attributable primarily to the negative impact of pricing and promotional programs (30 basis points) and a higher LIFO charge and an increase in other costs including inventory shrink and warehouse and transportation costs (40 basis points).

Operating and administrative expenses were $1.1 billion, an increase of $21.8 million compared to the same period in the prior fiscal year. The increase in operating and administrative expense was due to increases in prior-years’ self-insurance reserve adjustment, payroll and payroll-related costs, and depreciation, partially offset by a decrease in share-based compensation and other costs

Adjusted EBITDA for the 28 weeks was $20.5 million compared to $57.2 million in Adjusted EBITDA in the prior year period.

The Company reported a net loss of $100.8 million, or $1.82 per diluted share, compared to a net loss of $6.0 million or $0.11 per diluted share for the same period last year. This includes a net loss of $41.9 million or $0.76 per diluted share for discontinued operations, as compared to a net loss from discontinued operations of $4.6 million or $0.09 per diluted share, for the same period last year.

For continuing operations, the Company reported a net loss of $58.9 million or $1.06 per diluted share, which includes a deferred tax expense of $21.2 million or $0.38 per diluted share, to reflect an increase in the Company’s valuation allowance on its deferred tax assets. Excluding this deferred tax expense, the Company’s net loss from continuing operations would have been $37.7 million or $0.68 per diluted share.

Liquidity and Capital Resources

As of January 12, 2011, Winn-Dixie had approximately $530.3 million of liquidity, comprised of $421.7 million of borrowing availability under its credit agreement and $108.6 million of cash and cash equivalents. The Company noted that its liquidity is sufficient to continue funding its capital program through fiscal 2011, and it does not expect any borrowings under its credit facility during the fiscal year.

Fiscal 2011 Guidance

As previously announced, the Company expects Adjusted EBITDA for fiscal 2011, a 52-week period ending on June 29, 2011, to be in the range of $100 million to $130 million. The Company expects the economic environment in its key markets to remain challenging, and therefore expects to be at the low end of the guidance range. Among other factors, the Company’s Adjusted EBITDA guidance range is based on its current expectation that identical store sales for fiscal 2011 will be slightly negative to slightly positive, and that gross margin will be slightly lower than last year.

The Company expects Adjusted EBITDA to continue to improve during the remainder of the fiscal year based on sequential improvements in identical store sales as a result of adjustments to promotional practices and the implementation of additional merchandising and marketing initiatives. In addition, Adjusted EBITDA in fiscal 2011 is expected to benefit from $12 to $17 million of annualized savings related to the Company’s previously announced 30 non-remodeled store closures and headcount reductions, which began to be realized in the second quarter, as expected.

Capital Expenditures

Capital expenditures for fiscal 2011 are now expected to be approximately $132 million, a $26 million decrease from the Company’s prior expectations. The Company anticipates spending approximately $63 million on the store remodeling program and $69 million for retail store improvements and maintenance, IT systems, new store development, warehousing and transportation. The Company now expects to complete a total of five traditional store remodels and two transformational remodels in fiscal 2011. The remaining 15 transformational stores that were originally scheduled to be completed in fiscal 2011 are expected to be completed in the first half of fiscal 2012.

Mr. Lynch added, “Our transformational stores continue to exceed our expectations, but we feel it is appropriate to take a bit more time to refine, construct and launch the next set of these stores. This will enable us to be judicious with our resources while making sure we are creating the best possible shopping environment for our guests when we open the stores. We look forward to introducing these stores to our guests in the first half of fiscal 2012.”

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, February 15, 2011, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company's Investor Relations section at http://www.winndixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-713-4199 or 617-213-4861 access code 14524989. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from February 15, 2011, through February 22, 2011; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is10409738.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. As of January 12, 2011, the Company operated 484 retail grocery locations, including 379 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winndixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Hunter Robinson
Director of Investor Relations	Communications Specialist
(904) 783-5033	(904) 783-5153

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	16 weeks ended
	January 12, 2011		January 6, 2010
	Amount	%	Amount	%
Net sales	$2,098,005	100.0	$2,094,335	100.0
Cost of sales, including warehouse and delivery expenses	1,517,014	72.3	1,503,491	71.8

Gross profit on sales	580,991	27.7	590,844	28.2
Operating and administrative expenses	597,637	28.5	586,046	28.0
Impairment charges	4,493	0.2	1,071	—

Operating (loss) income	(21,139)	(1.0)	3,727	0.2
Interest expense, net	1,974	0.1	1,419	0.1

(Loss) income from continuing operations before income tax	(23,113)	(1.1)	2,308	0.1
Income tax benefit	(811)	—	(1,968)	(0.1)

Net (loss) income from continuing operations	(22,302)	(1.1)	4,276	0.2

Discontinued operations:
Loss from discontinued operations	(1,008)	—	(2,181)	(0.1)
Loss on disposal of discontinued operations	(695)	—	—	—

Net loss from discontinued operations	(1,703)	—	(2,181)	(0.1)

Net (loss) income	$(24,005)	(1.1)	$2,095	0.1

Basic and diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.40)		0.08
Loss from discontinued operations	(0.03)		(0.04)

Basic and diluted (loss) earnings per share	$(0.43)		0.04

Weighted average common shares outstanding
- basic	55,700		54,905

- diluted	55,700		55,159

Adjusted (loss) earnings before interest, taxes, depreciation and amortization (EBITDA):
Net (loss) income	$(24,005)		2,095
Adjustments to reconcile net (loss) income to EBITDA:
Income tax benefit	(811)		(1,968)
Depreciation and amortization	35,424		30,136
Favorable and unfavorable lease amortization, net	202		350
Interest expense, net	1,974		1,419

EBITDA	12,784		32,032
Adjustments to reconcile EBITDA to Adjusted EBITDA:
Net loss from discontinued operations	1,703		2,181
Impairment charges	4,493		1,071
Share-based compensation	2,404		6,167
Post-emergence bankruptcy-related professional fees	356		560
Self-insurance reserve prior-year adjustment	5,664		(7,721)
VISA/MasterCard settlement	—		(1,788)

Adjusted EBITDA	$27,404		32,502

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	28 weeks ended
	January 12, 2011		January 6, 2010
	Amount	%	Amount	%
Net sales	$3,642,355	100.0	$3,675,317	100.0
Cost of sales, including warehouse and delivery expenses	2,637,575	72.4	2,636,175	71.7

Gross profit on sales	1,004,780	27.6	1,039,142	28.3
Operating and administrative expenses	1,058,057	29.0	1,036,250	28.2
Impairment charges	4,493	0.1	4,156	0.1

Operating loss	(57,770)	(1.5)	(1,264)	0.0
Interest expense, net	3,152	0.1	2,743	0.1

Loss from continuing operations before income tax	(60,922)	(1.6)	(4,007)	(0.1)
Income tax benefit	(1,977)	(0.1)	(2,650)	(0.1)

Net loss from continuing operations	(58,945)	(1.5)	(1,357)	0.0

Discontinued operations:
Loss from discontinued operations	(12,869)	(0.3)	(4,606)	(0.1)
Loss on disposal of discontinued operations	(28,982)	(0.8)	—	—

Net loss from discontinued operations	(41,851)	(1.1)	(4,606)	(0.1)

Net loss	$(100,796)	(2.6)	$(5,963)	(0.1)

Basic and diluted loss per share:
Loss from continuing operations	$(1.06)		(0.02)
Loss from discontinued operations	(0.76)		(0.09)

Basic and diluted loss per share	$(1.82)		(0.11)

Weighted average common shares outstanding
- basic and diluted	55,516		54,792

Adjusted earnings (loss) before interest, taxes, depreciation and amortization (EBITDA):
Net loss	$(100,796)		(5,963)
Adjustments to reconcile net loss to EBITDA:
Income tax benefit	(1,977)		(2,650)
Depreciation and amortization	62,222		52,763
Favorable and unfavorable lease amortization, net	301		479
Interest expense, net	3,152		2,743

EBITDA	(37,098)		47,372
Adjustments to reconcile EBITDA to Adjusted EBITDA
Net loss from discontinued operations	41,851		4,606
Impairment charges	4,493		4,156
Share-based compensation	4,990		9,463
Post-emergence bankruptcy-related professional fees	616		1,098
Self-insurance reserve prior-year adjustment	5,664		(7,721)
VISA/MasterCard settlement	—		(1,788)

Adjusted EBITDA	$20,516		57,186

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value

	January 12, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$108,562	152,327
Trade and other receivables, less allowance for doubtful receivables of $3,257 ($3,730 at June 30, 2010)	65,429	63,356
Merchandise inventories, less LIFO reserve of $44,536 ($38,268 at June 30, 2010)	598,986	658,040
Prepaid expenses and other current assets	27,428	28,096

Total current assets	800,405	901,819

Property, plant and equipment, net	671,598	680,936
Intangible assets, net	210,753	211,281
Deferred tax assets, non-current	40,407	40,697
Other assets, net	2,346	3,334

Total assets	$1,725,509	1,838,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,196	9,397
Accounts payable	307,197	345,955
Reserve for self-insurance liabilities	78,742	73,661
Accrued wages and salaries	65,632	65,417
Deferred tax liabilities	48,488	48,667
Accrued expenses	104,892	118,094

Total current liabilities	615,147	661,191

Reserve for self-insurance liabilities	111,997	109,240
Unfavorable leases	87,463	99,049
Obligations under capital leases	33,054	20,075
Other liabilities	50,125	24,775

Total liabilities	897,786	914,330

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,921,282 shares issued; 55,808,675 outstanding at January 12, 2011 and 55,187,440 shares issued; 55,074,833 outstanding at June 30, 2010.	56	55
Additional paid-in-capital	813,757	808,694
Retained earnings	9,167	109,963
Accumulated other comprehensive income	4,743	5,025

Total shareholders’ equity	827,723	923,737

Total liabilities and shareholders’ equity	$1,725,509	1,838,067

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	28 weeks ended
	January 12, 2011	January 6, 2010
Cash flows from operating activities:
Net loss	$(100,796)	(5,963)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	62,470	53,266
Share-based compensation	4,990	9,463
Deferred income taxes	111	12
Other, net	(2,283)	5,880
Change in operating assets and liabilities:
Trade, insurance and other receivables	(2,073)	(10,018)
Merchandise inventories	59,054	11,978
Prepaid expenses and other current assets	668	447
Accounts payable and accrued expenses	(35,982)	(16,969)
Reserve for self-insurance liabilities	7,838	(1,147)

Net cash (used in) provided by operating activities	(6,003)	46,949

Cash flows from investing activities:
Purchases of long-lived assets	(44,644)	(83,033)
Sales of assets	10,316	322

Net cash used in investing activities	(34,328)	(82,711)

Cash flows from financing activities:
Gross borrowings on credit facilities	7,762	5,794
Gross payments on credit facilities	(7,762)	(5,438)
Increase in book overdrafts	3,258	12,742
Principal payments on capital leases	(6,766)	(5,964)
Other, net	74	79

Net cash (used in) provided by financing activities	(3,434)	7,213

Decrease in cash and cash equivalents	(43,765)	(28,549)
Cash and cash equivalents at beginning of period	152,327	182,823

Cash and cash equivalents at end of period	$108,562	154,274

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	12 Weeks Ended Sept. 16, 2009	16 Weeks Ended Jan. 6, 2010	12 Weeks Ended March 31, 2010	13 Weeks Ended June 30, 2010	53 Weeks Ended June 30, 2010
Net sales	$1,580,982	2,094,335	1,623,279	1,681,522	6,980,118
Cost of sales, including warehouse and delivery expenses	1,132,684	1,503,491	1,161,085	1,190,933	4,988,193

Gross profit on sales	448,298	590,844	462,194	490,589	1,991,925
Operating and administrative expenses	450,204	586,046	440,109	473,846	1,950,205
Impairment charges	3,085	1,071	—	436	4,592

Operating (loss) income	(4,991)	3,727	22,085	16,307	37,128
Interest expense, net	1,324	1,419	967	940	4,650

(Loss) income from continuing operations before income tax	(6,315)	2,308	21,118	15,367	32,478
Income tax benefit	(682)	(1,968)	(984)	(672)	(4,306)

Net (loss) income from continuing operations	(5,633)	4,276	22,102	16,039	36,784
Discontinued operations:
Loss from discontinued operations	(2,425)	(2,181)	(1,221)	(2,060)	(7,887)

Net loss from discontinued operations	(2,425)	(2,181)	(1,221)	(2,060)	(7,887)

Net (loss) income	$(8,058)	2,095	20,881	13,979	28,897

Adjusted (loss) earnings before interest, taxes, depreciation and amortization (EBITDA):
Net (loss) income	$(8,058)	2,095	20,881	13,979	28,897
Adjustments to reconcile net (loss) income to EBITDA:
Income tax benefit	(682)	(1,968)	(984)	(672)	(4,306)
Depreciation and amortization	22,627	30,136	23,977	25,785	102,525
Favorable and unfavorable lease amortization, net	129	350	432	369	1,280
Interest expense, net	1,324	1,419	967	940	4,650

EBITDA	15,340	32,032	45,273	40,401	133,046

Adjustments to reconcile EBITDA to Adjusted EBITDA:
Net loss from discontinued operations	2,425	2,181	1,221	2,060	7,887
Impairment charges	3,085	1,071	—	436	4,592
Share-based compensation	3,296	6,167	4,021	3,500	16,984
Post-emergence bankruptcy-related professional fees	538	560	568	706	2,372
Self-insurance reserve prior-year adjustment	—	(7,721)	—	(4,606)	(12,327)
VISA/MasterCard settlement	—	(1,788)	—	—	(1,788)

Adjusted EBITDA	$24,684	32,502	51,083	42,497	150,766